Exhibit 10.16

AMENDMENT

OF THE

INSTALLED BUILDING PRODUCTS, INC. 2014 OMNIBUS INCENTIVE PLAN

WHEREAS, Installed Building Products, Inc. (the “Company”) has established and maintains the Installed Building Products, Inc. 2014 Omnibus Incentive Plan (the “Plan”); and

WHEREAS, the Company now considers it desirable to amend the Plan;

NOW, THEREFORE, pursuant to the power reserved to the Company by Article XI of the Plan, and by virtue of the authority delegated to the undersigned officer by resolution of the Company’s Board of Directors, the Plan be and is hereby amended, effective February 24, 2017, by substituting the following paragraph for Section 4.1(b)(i) of the Plan:

“(i) the maximum number of shares of Common Stock that may be made subject to Stock Options, Restricted Stock or Other Stock-Based Awards denominated in shares of Common Stock granted to each Eligible Employee or Consultant during any fiscal year of the Company is 500,000 shares per type of Award (subject to increase or decrease pursuant to Section 4.2); provided that the maximum number of shares of Common Stock for all types of Awards during any fiscal year of the Company that may be granted to each Eligible Employee or Consultant is 500,000 shares (subject to increase or decrease pursuant to Section 4.2); provided further, that the maximum number of shares of Common Stock for all types of Awards during any fiscal year that may be granted to any Non-Employee Director shall be a number of shares of Common Stock for which the grant date fair value, when aggregated with cash compensation for service as a Non-Employee Director of the Company during such period, does not exceed $400,000; and”

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by the undersigned duly authorized officer this 24th day of February 2017.

INSTALLED BUILDING PRODUCTS, INC.

By:	/s/ Michael T. Miller

Its:	Executive Vice President and

Chief Financial Officer